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FOR IMMEDIATE RELEASE
February 26, 2020
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS RECORD
RESULTS FOR FISCAL YEAR 2019 AND UPDATES EARNINGS GUIDANCE

•	GAAP earnings per share ("EPS")* reached $3.96 for 2019

•	2019 EPS from continuing operations was a record $3.72, an increase of $0.25 or 7.2 percent over 2018

•	Natural gas expansion projects, customer growth and conversions generated $18.3 million in additional gross margin** in 2019

•	Unregulated Energy acquisitions added $6.8 million in incremental gross margin in 2019

•	Boulden and Elkton Gas acquisitions along with pipeline expansion projects, expected to further enhance growth going forward

•	Successfully exited the natural gas marketing business through the sale of the assets and contracts for PESCO resulting in a pre-tax gain of $7.3 million ($5.4 million after tax)

•	Issued $70.0 million of 2.98 percent uncollateralized senior notes in December 2019 to pay down short-term debt and fund new growth capital investments

•	Increasing earnings guidance through 2022 based on investment and earnings outlook

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced financial results for the year and the fourth quarter ended December 31, 2019. Net income for 2019 was $65.2 million, or $3.96 per share compared to $56.6 million, or $3.45 per share for 2018. Fourth quarter 2019 net income was $22.6 million, or $1.37 per share compared to $17.8 million, or $1.08 per share in 2018.

In the fourth quarter of 2019, the Company completed the previously announced sales of the assets and contracts of its natural gas marketing subsidiary, Peninsula Energy Services Company, Inc. (PESCO) and recorded a pre-tax gain of $7.3 million ($5.4 million after tax). As a result, PESCO’s results for all periods presented have been separately reported as discontinued operations and its assets and liabilities have been reclassified as held for sale where applicable. There are no other items included in discontinued operations. Additional details on the transactions to sell PESCO’s assets and contracts are included on page 7 of this press release.

The Company's net income from continuing operations for 2019 was $61.1 million, or $3.72 per share. This represents an increase of $4.3 million or $0.25 per share compared to 2018. Higher earnings for 2019 reflect increased gross margin from recently completed and ongoing pipeline expansion projects, incremental margin from the acquisition of certain assets of Marlin Gas Transport, Inc. (“Marlin Gas Transport”), R. F. Ohl Fuel Oil, Inc. ("Ohl") and Boulden Inc. ("Boulden"), organic growth in the natural gas distribution operations and higher retail propane margins. A Florida Public Service Commission ("PSC") regulatory order that enabled the Company to retain tax savings associated with lower federal tax rates resulting from the United States Tax Cuts and Jobs Act ("TCJA") in several natural gas distribution operations and continued growth in gross margin from Aspire Energy of Ohio ("Aspire Energy") also contributed to higher earnings growth in 2019. These increases were partially offset by higher operating expenses and interest expense to support the Company's growth initiatives, a one-time pension settlement expense of $0.5 million associated with de-

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risking the Chesapeake Utilities Corporation Pension Plan (included with Other expense, net on the condensed consolidated statement of income) as well as $4.9 million in lower gross margin due to a decline in customer consumption as a result of warmer weather in 2019 compared to 2018.
The Company's net income from continuing operations for the quarter ended December 31, 2019 was $17.2 million, compared to $17.8 million for the same quarter of 2018. Earnings from continuing operations for the quarter ended December 31, 2019 were $1.04 per share compared to $1.08 per share for the same quarter of 2018. Slightly lower earnings for the fourth quarter of 2019 were largely the result of higher interest, increased stock compensation expense associated with leadership transitions during 2019, increased insurance expense and the pension settlement expense mentioned above.
"2019 was a remarkable year, whether measured by our record earnings and superior growth, the initiatives we completed, those we set into motion or by how effectively our employee team worked together to drive efficiency, increase collaboration and achieve continuous improvement across the organization," stated Jeffry M. Householder, President and Chief Executive Officer.  "When I stepped into the role of CEO at the beginning of 2019, I was energized by the Company's prospects and our employees' commitment to our shareholders, customers and the communities we serve.  My excitement grew over 2019 given the effort and accomplishments of our team.  We reported record earnings on operating income that exceeded $100 million for the first time in our history, and compound annual growth in earnings has exceeded 8.5% for multiple trailing periods including the 10 years ended 2019.  Strategically, we successfully and profitably exited the natural gas marketing business, completed seamless integrations of Marlin Gas Transport and Ohl, while acquiring Boulden and announcing the purchase of Elkton Gas - all while continuing to harvest organic growth, expanding our pipeline and distribution service capacity and ensuring safe, reliable and clean energy service to our customers.  In recognition of our team's success, we have updated our financial guidance and increased our expectations for earnings through 2022."

Increasing Earnings Guidance
The Company previously provided guidance that its EPS should grow at an average annual rate of 7.75 percent to 9.50 percent through 2022, from a base level of $2.89 per share (2017 adjusted, diluted EPS). That guidance suggested 2022 EPS of $4.20 to $4.55. Given the investments already made, those underway and the growth prospects included in the Company’s strategic growth plan, Management is updating EPS guidance and increasing the forecasted range for 2022 to $4.70 to $4.90 per share. The Company has historically achieved an average earnings growth at or above this range and therefore continues to view its long-term growth prospects as comparable to its historical growth.

*Unless otherwise noted, EPS information is presented on a diluted basis.
**This press release includes references to non-Generally Accepted Accounting Principles ("GAAP") financial measures, including gross margin. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.
The Company calculates "gross margin" by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane, and the cost of labor spent on direct revenue-producing activities and excludes depreciation, amortization and accretion. Other companies may calculate gross margin in a different manner. Gross margin should not be considered an alternative to operating income or net income, both of which are determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its

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competitive pricing structures for unregulated businesses. The Company's management uses gross margin in measuring its business units' performance.
Operating Results for the Years Ended December 31, 2019 and 2018

Consolidated Results

	Year Ended December 31,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$325,104	$300,146	$24,958	8.3%
Depreciation, amortization and property taxes	45,423	40,220	5,203	12.9%
Other operating expenses	173,394	165,083	8,311	5.0%
Operating income	$106,287	$94,843	$11,444	12.1%

Operating income, for the year ended December 31, 2019 increased by $11.4 million, or 12.1 percent, compared to the same period in 2018. The increase in operating income reflects higher earnings across the Company generated by recent expansion investments, additional earnings from acquisitions completed in 2018 and 2019, organic growth within existing businesses, higher retail propane margins, regulatory initiatives and rate/pricing mechanisms, and the absence of a one-time non-recurring severance charge recorded in 2018. These increases were partially offset by higher operating expenses to support the Company's growth initiatives and lower gross margin due to a decline in customer consumption as a result of warmer weather in 2019 compared to 2018.

Regulated Energy Segment

	Year Ended December 31,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$240,203	$223,453	$16,750	7.5%
Depreciation, amortization and property taxes	51,683	46,523	5,160	11.1%
Other operating expenses	101,936	97,715	4,221	4.3%
Operating income	$86,584	$79,215	$7,369	9.3%
Operating income for the Regulated Energy segment increased by $7.4 million, or 9.3 percent, for the year ended December 31, 2019 compared to the same period in 2018. Higher operating income resulted from increased gross margin of $16.8 million, offset by $5.2 million in higher depreciation, amortization and property taxes and $4.2 million in higher other operating expenses. In February 2019, the Florida PSC issued a final order regarding the treatment of the TCJA impact, allowing us to retain the savings associated with lower federal tax rates for certain of our natural gas distribution operations. As a result, $1.3 million in reserves for customer refunds, recorded in 2018, were reversed in the first quarter of 2019. Excluding the impact of the reversal, gross margin and operating income for 2019 increased by $15.5 million and $6.1 million, or 6.9 percent and 7.7 percent, respectively.

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The key components of the increase in gross margin are shown below:

(in thousands)
Eastern Shore Natural Gas Company ("Eastern Shore") and Peninsula Pipeline Company ("Peninsula Pipeline") service expansions (including related Florida natural gas distribution operation expansions)	$12,600
Natural gas distribution - customer growth (excluding service expansions)	4,718
2018 retained tax savings for certain Florida natural gas distribution operations	1,321
Retained tax savings for certain Florida natural gas operations in 2019 associated with TCJA	1,023
Sandpiper Energy, Inc.'s ("Sandpiper") margin primarily from natural gas conversions	983
Florida Gas Reliability Infrastructure Program ("GRIP") (1)	508
Decreased customer consumption - primarily due to warmer weather	(3,295)
Other variances	(1,108)
Period-over-period increase in gross margin	$16,750
(1) In 2019, the Company recorded a reduction in depreciation expense totaling $1.3 million as a result of a Florida PSC approved depreciation study that lowered annual depreciation rates. The Company also recorded $0.6 million in lower GRIP margin due to a concurrent reduction in surcharges collected from customers as a result of the reduced depreciation rates.

The major components of the increase in other operating expenses are as follows:

(in thousands)
Payroll, benefits and other employee-related expenses	$3,705
Insurance (non-health) expense - both insured and self-insured components	1,847
Stock compensation expense associated with leadership transitions during 2019	908
Vehicle expenses due to additional fleet to support growth	268
Timing of excavation and inspection activities in 2018 to comply with the Company's integrity management program	(1,733)
Facilities and maintenance costs due to consolidation of facilities	(542)
Other variances	(232)
Period-over-period increase in other operating expenses	$4,221

Unregulated Energy Segment

	Year Ended December 31,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$85,266	$77,196	$8,070	10.5%
Depreciation, amortization and property taxes	10,129	8,263	1,866	22.6%
Other operating expenses	55,198	51,809	3,389	6.5%
Operating income	$19,939	$17,124	$2,815	16.4%

Operating income for the Unregulated Energy segment increased by $2.8 million in 2019 compared to 2018. Gross margin increased by $8.1 million, or 10.5 percent, partially offset by other operating expenses increasing by $3.4 million and an increase of $1.9 million in depreciation, amortization and property taxes.

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The key components of the increase in gross margin are shown below:

(in thousands)	Margin Impact
Marlin Gas Services (acquired assets of Marlin Gas Transport in December 2018)	$5,300
Propane Operations:
Increased retail propane margins per gallon driven by favorable market conditions and supply management	3,229
Ohl acquisition (assets acquired in December 2018)	1,200
Boulden acquisition (assets acquired in December 2019)	329
Decrease in customer consumption due primarily to the absence of the 2018 Bomb Cyclone	(1,800)
Lower wholesale propane margins due to non-recurring impact of the 2018 Bomb Cyclone	(866)
Aspire Energy - higher margins from rate increases	518
Higher Eight Flags margin from increased production	418
Other variances	(258)
Period-over-period increase in gross margin	$8,070
The key components of the increase in other operating expenses are as follows:

(in thousands)
Operating expenses for Unregulated Energy acquisitions	$3,314
Insurance expense (non-health) - both insured and self-insured components	415
Other variances	(340)
Period-over-period increase in other operating expenses	$3,389

Operating Results for the Quarters Ended December 31, 2019 and 2018

Consolidated Results

	Three Months Ended December 31,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$88,900	$82,981	$5,919	7.1%
Depreciation, amortization and property taxes	11,812	10,481	1,331	12.7%
Other operating expenses	47,446	43,627	3,819	8.8%
Operating income	$29,642	$28,873	$769	2.7%

Operating income during the fourth quarter of 2019 increased by $0.8 million, or 2.7 percent, compared to the same period in 2018. The increase in operating income reflects a $5.9 million increase in gross margin, offset by $1.3 million in higher depreciation, amortization and property taxes and $3.8 million in higher other operating expenses to support the Company's growth initiatives and recognition of stock compensation expense associated with leadership transitions during 2019.

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Regulated Energy Segment

	Three Months Ended December 31,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$63,054	$60,528	$2,526	4.2%
Depreciation, amortization and property taxes	12,989	12,121	868	7.2%
Other operating expenses	28,791	26,122	2,669	10.2%
Operating income	$21,274	$22,285	$(1,011)	(4.5)%
Operating income for the Regulated Energy segment decreased by $1.0 million in the fourth quarter of 2019 compared to the same period in 2018. This decrease was driven by a $2.7 million increase in other operating expenses which were impacted by the recognition during the quarter of stock compensation expense associated with leadership transitions that occurred during 2019, higher insurance (non-health) expenses and a $0.9 million increase in depreciation, amortization and property taxes. Higher expenses during the quarter offset a $2.5 million increase in gross margin.

The key components of the increase in gross margin are shown below:

(in thousands)	Margin Impact
Eastern Shore and Peninsula Pipeline service expansions (including related Florida natural gas distribution operation expansions)	$2,128
Natural gas distribution - customer growth (excluding service expansions)	875
Increased margin primarily from the storm recovery surcharge (associated with Hurricanes Irma and Matthew) for Florida electric distribution operations	596
Florida GRIP (1)	118
Other variances	(1,191)
Quarter-over-quarter increase in gross margin	$2,526
(1) In 2019, the Company recorded a reduction in depreciation expense totaling $0.5 million as a result of a Florida PSC approved depreciation study that lowered annual depreciation rates. The Company also recorded $0.2 million in lower GRIP margin due to a concurrent reduction in surcharges collected from customers as a result of the reduced depreciation rates.

The major components of the increase in other operating expenses are as follows:

(in thousands)	Other Operating Expenses
Payroll, benefits and other employee-related expenses	$1,406
Stock compensation expense associated with leadership transitions during 2019	908
Insurance expense (non-health) - both insured and self-insured components	872
Timing of excavation and inspection activities in 2018 to comply with the Company's integrity management program	(733)
Other variances	216
Quarter-over-quarter increase in other operating expenses	$2,669

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Unregulated Energy Segment

	Three Months Ended December 31,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$25,926	$22,560	$3,366	14.9%
Depreciation, amortization and property taxes	3,056	2,496	560	22.4%
Other operating expenses	14,249	13,459	790	5.9%
Operating income	$8,621	$6,605	$2,016	30.5%
Operating income for the Unregulated Energy segment increased by $2.0 million for the three months ended December 31, 2019, compared to the same period in 2018. The increase in operating income reflects a $3.4 million increase in gross margin offset by $0.8 million in higher other operating expenses and $0.6 million in higher depreciation, amortization and property taxes.
The major components of the increase in gross margin are shown below:

(in thousands)	Margin Impact
Marlin Gas Services (acquired assets of Marlin Gas Transport in December 2018)	$947
Propane Operations:
Increased retail margins per gallon for certain customer classes	1,513
Ohl acquisition (assets acquired in December 2018)	517
Boulden acquisition (assets acquired in December 2019)	329
Other variances	60
Quarter-over-quarter increase in gross margin	$3,366
The major components of the increase in other operating expenses are as follows:

(in thousands)	Other Operating Expenses
Operating expenses for Unregulated Energy acquisitions	$859
Other variances	(69)
Quarter-over-quarter increase in other operating expenses	$790

Divestiture of PESCO
During the fourth quarter of 2019, the Company sold PESCO's assets and contracts in four separate transactions and accordingly, has exited the natural gas marketing business. As a result of the sales agreements, the Company began to report PESCO as discontinued operations during the third quarter of 2019 and excluded PESCO's performance from continuing operations for all periods presented and classified its assets and liabilities as held for sale where applicable.
The Company received a total of $22.9 million in cash consideration from the buyers inclusive of working capital of $8.0 million. The Company recognized a pre-tax gain of $7.3 million ($5.4 million after tax) in connection with the closing of these transactions during the fourth quarter of 2019. The final working capital true up, and the sale of certain contracts, is expected to be completed in the first quarter of 2020.

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Conference Call
Chesapeake Utilities will host a conference call on Thursday, February 27, 2020 at 4:15 p.m. Eastern Time to discuss the Company’s financial results for the year and quarter ended December 31, 2019.   To participate in this call, dial 855.801.6270 and reference Chesapeake Utilities Corporation's 2019 Financial Results Conference Call.  To access the replay recording of this call, the accompanying transcript, and other pertinent quarterly information, use the link CPK - Conference Call Audio Replay, or visit the Investors/Events and Presentations section of Company’s website at www.chpk.com.

About Chesapeake Utilities Corporation
Chesapeake Utilities is a diversified energy company engaged in natural gas distribution and transmission; electricity generation and distribution; propane gas operations; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at http://www.chpk.com or through its Investor Relations App.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary
302.734.6799

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Financial Summary
(in thousands, except per-share data)

	Year Ended		Quarter Ended
	December 31,		December 31,
	2019	2018	2019	2018
Gross Margin
Regulated Energy segment	$240,203	$223,453	$63,054	$60,528
Unregulated Energy segment	85,266	77,196	25,926	22,560
Other businesses and eliminations	(365)	(503)	(80)	(107)
Total Gross Margin	$325,104	$300,146	$88,900	$82,981

Operating Income
Regulated Energy segment	$86,584	$79,215	$21,274	$22,285
Unregulated Energy segment	19,939	17,124	8,621	6,605
Other businesses and eliminations	(236)	(1,496)	(253)	(17)
Total Operating Income	$106,287	$94,843	$29,642	$28,873
Other expense, net	(1,830)	(603)	(1,108)	(434)
Interest Charges	22,224	16,146	5,642	4,383
Income from Continuing Operations Before Income Taxes	82,233	78,094	22,892	24,056
Income Taxes on Continuing Operations	21,091	21,232	5,723	6,260
Income from Continuing Operations	61,142	56,862	17,169	17,796
Income/(Loss) from Discontinued Operations, Net of tax	(1,391)	(282)	(9)	5
Gain on sale of Discontinued Operations, Net of tax	5,402	—	5,402	—
Net Income	$65,153	$56,580	$22,562	$17,801

Basic Earnings Per Share of Common Stock:
Earnings Per Share from Continuing Operations	$3.73	$3.48	$1.05	$1.09
Earnings/(Loss) Per Share from Discontinued Operations	0.24	(0.02)	0.33	—
Basic Earnings per Share of Common Stock	$3.97	$3.46	$1.38	$1.09

Diluted Earnings Per Share of Common Stock:
Earnings Per Share from Continuing Operations	$3.72	$3.47	$1.04	$1.08
Earnings/(Loss) Per Share from Discontinued Operations	0.24	(0.02)	0.33	—
Diluted Earnings Per Share of Common Stock	$3.96	$3.45	$1.37	$1.08

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Financial Summary Highlights

Key variances in continuing operations for the year ended December 31, 2019 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Year ended December 31, 2018 Reported Results from Continuing Operations	$78,094	$56,862	$3.47
Adjusting for unusual items:
Decreased customer consumption - primarily due to warmer weather	(4,852)	(3,607)	(0.22)
Nonrecurring separation expenses associated with a former executive	1,548	1,421	0.09
2018 retained tax savings for certain Florida natural gas operations*	1,321	990	0.06
Lower wholesale propane margins due to non-recurring impact of the 2018 Bomb Cyclone	(866)	(644)	(0.04)
Pension settlement expense associated with the de-risking of the Chesapeake Utilities Pension Plan (1)	(693)	(515)	(0.03)
	(3,542)	(2,355)	(0.14)
Increased (Decreased) Gross Margins:
Eastern Shore and Peninsula Pipeline service expansions (including related Florida natural gas distribution operation expansions)*	12,600	9,369	0.57
Margin contribution from Unregulated Energy acquisitions*	6,830	5,078	0.31
Natural gas distribution growth (excluding service expansions)	4,718	3,508	0.21
Increased retail propane margins	3,229	2,401	0.15
Retained tax savings for certain Florida natural gas operations in 2019 associated with TCJA*	1,023	760	0.05
Sandpiper's margin primarily from natural gas conversions	983	731	0.04
Higher Aspire Energy margins from rate increases	518	385	0.02
Florida GRIP*	508	378	0.02
Higher Eight Flags margin from increased production	418	311	0.02
	30,827	22,921	1.39
(Increased) Decreased Other Operating Expenses (Excluding Cost of Sales):
Depreciation, amortization and property tax costs due to new capital investments	(5,727)	(4,258)	(0.26)
Operating expenses for Unregulated Energy acquisitions	(4,636)	(3,447)	(0.21)
Payroll, benefits and other employee-related expenses	(4,204)	(3,126)	(0.19)
Insurance expense (non-health) - both insured and self-insured components	(2,267)	(1,685)	(0.10)
Stock compensation expense associated with leadership transitions during 2019	(1,114)	(828)	(0.05)
Vehicle expenses due to additional fleet to support growth	(309)	(230)	(0.01)
Timing of excavation and inspection activities in 2018 to comply with the Company's integrity management program	1,733	1,289	0.08
Facilities and maintenance costs due to consolidation of facilities	581	432	0.03
	(15,943)	(11,853)	(0.71)
Other income tax effects	—	816	0.05
Interest Charges	(6,078)	(4,519)	(0.27)
Net Other Changes	(1,125)	(730)	(0.07)
Year ended December 31, 2019 Reported Results from Continuing Operations	$82,233	$61,142	$3.72
(1) In the fourth quarter of 2019, the Company executed a de-risking strategy for its Pension Plan. This amount reflects a portion of the cost of the pension settlement that was charged to expense as it was deemed not recoverable through the regulatory process.
* See the Major Projects and Initiatives table later in this press release.

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Key variances in continuing operations for the fourth quarter ended December 31, 2019 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Fourth Quarter 2018 Reported Results from Continuing Operations	$24,056	$17,796	$1.08

Adjusting for Unusual items:
Pension settlement expense associated with the de-risking of the Chesapeake Utilities Pension Plan (1)	(693)	(520)	(0.03)

Increased (Decreased) Gross Margins:
Eastern Shore and Peninsula Pipeline service expansions (including new service in Northwest Florida for related Florida natural gas distribution operations)*	2,128	1,596	0.10
Margin contributions from Unregulated Energy acquisitions*	1,794	1,345	0.08
Increased retail propane margins	1,513	1,135	0.07
Natural gas growth (excluding service expansions)	875	656	0.04
Increased margin primarily from the storm recovery surcharge (associated with Hurricanes Irma and Matthew) for Florida electric distribution operations	596	447	0.03
Florida GRIP*	118	88	0.01
	7,024	5,267	0.33
(Increased) Decreased Other Operating Expenses (Excluding Cost of Sales):
Payroll, benefits and other employee-related expenses	(1,829)	(1,371)	(0.08)
Operating expenses for Unregulated Energy acquisitions	(1,269)	(952)	(0.06)
Stock compensation expense associated with leadership transitions during 2019	(1,114)	(836)	(0.05)
Insurance expense (non-health) - both insured and self-insured components	(1,044)	(783)	(0.05)
Depreciation, amortization and property tax costs due to new capital investments	(1,016)	(762)	(0.05)
Timing of excavation and inspection activities in 2018 to comply with the Company's integrity management program	733	550	0.03
	(5,539)	(4,154)	(0.26)
Interest Charges	(1,259)	(944)	(0.06)
Other income tax effects	—	83	0.01
Net Other Changes	(697)	(359)	(0.03)
Fourth Quarter 2019 Reported Results from Continuing Operations	$22,892	$17,169	$1.04
(1) In the fourth quarter of 2019, the Company executed a de-risking strategy for its Pension Plan. This amount reflects a portion of the cost of the pension settlement that was charged to expense as it was deemed not recoverable through the regulatory process.

* See the Major Projects and Initiatives table later in this press release.

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The following information highlights certain key factors contributing to the Company’s results for the year and quarter ended December 31, 2019:

Recently Completed and Ongoing Major Projects and Initiatives
The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, and to further grow its businesses and earnings, with the intention of increasing shareholder value. The following represent the major projects/initiatives recently completed and currently underway. In the future, the Company will add new projects and initiatives to this table once substantially finalized and the associated earnings can be estimated.

	Gross Margin for the Period
	Year Ended December 31,		Estimate for Fiscal
(in thousands)	2018	2019	2020	2021
Expansions:
2017 Eastern Shore System Expansion - including interim services	$9,103	$16,434	$15,799	$15,799
Northwest Florida Expansion (including related natural gas distribution services)	4,350	6,516	6,500	6,500
Western Palm Beach County, Florida Expansion	54	2,139	5,047	5,227
Del-Mar Energy Pathway - including interim services	—	731	2,512	4,100
Auburndale	—	283	679	679
Callahan Intrastate Pipeline	—	—	3,219	6,400
Guernsey Power Station	—	—	—	1,400
Total Expansions	13,507	26,103	33,756	40,105
Acquisitions:
Marlin Gas Services	110	5,410	6,400	7,000
Ohl Propane	—	1,200	1,236	1,250
Boulden Propane	—	329	4,000	4,200
Elkton Gas Company	—	—	TBD (4)	TBD
Total Acquisitions	110	6,939	11,636	12,450
Regulatory Initiatives:
Florida GRIP(1) (2)	13,020	13,528	14,858	15,831
Tax benefit retained by certain Florida entities(3)	—	2,740	1,400	1,500
Hurricane Michael regulatory proceeding	—	—	TBD	TBD
Total Regulatory Initiatives	13,020	16,268	16,258	17,331

Total	$26,637	$49,310	$61,650	$69,886
(1) All periods shown have been adjusted to reflect lower customer rates as a result of the TCJA. Lower customer rates are offset by the corresponding decrease in federal income tax expense and have no negative impact on net income.
(2) For the year ended December 31, 2019, the Company recorded a reduction in depreciation expense totaling $1.3 million as a result of a Florida PSC approved depreciation study that lowered annual depreciation rates. For the year ended December 31, 2019, the Company also recorded $0.6 million in lower GRIP margin due to a concurrent reduction in surcharge collected from customers as a result of the reduced depreciation rates.
(3) The amount disclosed for the year ended December 31, 2019 includes tax savings of $1.3 million for the year ended December 31, 2018. The tax savings were recorded in the first quarter of 2019 due to an order by the Florida PSC allowing reversal of a TCJA refund reserve, recorded in 2018, which increased gross margin for the year ended December 31, 2019 by that amount.
(4) The amount of margin to be generated by Elkton Gas Company in 2020 will depend, largely, on the date the acquisition closes. Further guidance will be provided during 2020 as the timing becomes certain.

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13-13-13-13

Detailed Discussion of Major Projects and Initiatives

Expansions
2017 Eastern Shore System Expansion
Eastern Shore has completed the construction of a system expansion project that increased its capacity by 26 percent. The project generated $7.3 million in incremental gross margin for the year ended December 31, 2019 compared 2018. The project is expected to produce gross margin of approximately $15.8 million annually, from 2020 through 2022; and $13.2 million annually thereafter based on current customer capacity commitments.
Northwest Florida Expansion
In May 2018, Peninsula Pipeline completed construction of transmission lines, and the Company's Florida natural gas division completed construction of lateral distribution lines, to serve customers in Northwest Florida. The project generated incremental gross margin of $2.2 million for the year ended December 31, 2019 compared to 2018. The estimated annual gross margin from this project is $6.5 million for 2020 and beyond, with the opportunity for additional margin as the remaining capacity is sold.
Western Palm Beach County, Florida Expansion
Peninsula Pipeline is constructing four transmission lines to bring additional natural gas to the Company's distribution system in West Palm Beach, Florida. The first phase of this project was placed into service in December 2018 and generated incremental gross margin of $2.1 million for the year ended December 31, 2019 compared to 2018. The Company expects to complete the remainder of the project in phases through early 2020, and estimates that the project will generate gross margin of $5.0 million in 2020 and $5.2 million annually thereafter.
Del-Mar Energy Pathway
In December 2019, the FERC issued an order approving the construction of the Del-Mar Energy Pathway project. Eastern Shore anticipates that this project will be fully in-service by the beginning of the fourth quarter of 2021. The new facilities will provide an additional 14,300 Dekatherms per day ("Dts/d") of firm service to four customers, will provide additional natural gas transmission pipeline infrastructure in eastern Sussex County, Delaware, and will represent the first extension of Eastern Shore’s pipeline system into Somerset County, Maryland. Interim services in advance of this project generated gross margin of $0.7 million for the year ended December 31, 2019. The estimated annual gross margin from this project is approximately $2.5 million in 2020, $4.1 million in 2021 and $5.1 million annually thereafter.

Auburndale
In August 2019, the Florida PSC approved Peninsula Pipeline's Transportation Service Agreement with the Florida Division of Chesapeake Utilities. Peninsula Pipeline purchased an existing pipeline owned by the Florida Division of Chesapeake Utilities and Calpine and constructed pipeline facilities in Polk County, Florida. Peninsula Pipeline will provide transportation service to the Florida Division of Chesapeake Utilities increasing both delivery capacity and downstream pressure as well as introducing a secondary source of natural gas for the Florida Division of Chesapeake Utilities' distribution system. Peninsula Pipeline generated gross margin from this project of $0.3 million for the year ended December 31, 2019 and expects to generate annual gross margin of $0.7 million in 2020 and beyond.

Callahan Intrastate Pipeline
In May 2018, Peninsula Pipeline announced a plan to construct a jointly owned intrastate transmission pipeline in Nassau County, Florida with Seacoast Gas Transmission.  The 26-mile pipeline, having an initial capacity of 148,000 Dts/d, will serve growing demand in both Nassau and Duval Counties, Florida.  The project is expected to be placed in-service during the third quarter of 2020 and is expected to generate gross margin for Peninsula Pipeline of $3.2 million in 2020 and $6.4 million annually thereafter.

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14-14-14-14

Guernsey Power Station
Guernsey Power Station, LLC ("Guernsey Power Station") and the Company's affiliate, Aspire Energy Express, LLC ("Aspire Energy Express"), entered into a precedent firm transportation capacity agreement whereby Guernsey Power Station will construct a power generation facility and Aspire Energy Express will provide natural gas transportation service to this facility.  Guernsey Power Station, LLC commenced construction of the project in October 2019. Aspire Energy Express is expected to commence construction of the gas transmission facilities to provide the firm transportation service to the power generation facility in the third quarter of 2020. This project is expected to produce gross margin of approximately $1.4 million annually once placed into service in the first quarter of 2021.
Acquisitions
Marlin Gas Services
In December 2018, Marlin Gas Services, the Company's wholly-owned subsidiary, acquired certain operating assets of Marlin Gas Transport, a supplier of mobile compressed natural gas and pipeline solutions, primarily to utilities and pipelines. Marlin Gas Services provides temporary hold services, pipeline integrity services, emergency services for damaged pipelines and specialized gas services for customers who have unique requirements. Marlin Gas Services generated incremental gross margin of $5.3 million for the year ended December 31, 2019 compared to 2018. The Company estimates that Marlin Gas Services will generate annual gross margin of approximately $6.4 million in 2020 and $7.0 million in 2021 and beyond. Marlin Gas Services continues to actively expand the territories it serves, as well as leverage its patented technology to serve liquefied natural gas transportation needs and to aid in the transportation of renewable natural gas from the supply sources to various pipeline interconnection points.

Ohl Propane
In December 2018, Sharp Energy, Inc. ("Sharp") acquired 2,500 residential and commercial propane customers and operating assets located between two of Sharp's existing districts in Pennsylvania from Ohl. These customers and assets have been assimilated into Sharp and generated $1.2 million of incremental gross margin for the year ended December 31, 2019 compared to 2018.
Boulden Propane
In December 2019, Sharp acquired certain propane customers and operating assets of Boulden which provides propane distribution service to approximately 5,200 customers in Delaware, Maryland and Pennsylvania. The customers and assets acquired from Boulden have been assimilated into Sharp. The operations acquired from Boulden generated $0.3 million of incremental gross margin for the year ended December 31, 2019. The Company estimates that this acquisition will generate additional gross margin of approximately $4.0 million in 2020, and $4.2 million in 2021, with the potential for additional growth in future years.
Elkton Gas Company
In December 2019, the Company entered into an agreement with South Jersey Industries, Inc., to acquire Elkton Gas Company, which provides natural gas distribution service to approximately 7,000 residential and commercial customers in Cecil County, Maryland contiguous to Chesapeake’s existing franchise territory in Cecil County. The acquisition is expected to close in the second half of 2020, subject to approval by the Maryland PSC.

Regulatory Initiatives
Florida GRIP
Florida GRIP is a natural gas pipe replacement program approved by the Florida PSC that allows automatic recovery, through rates, of costs associated with the replacement of mains and services. Since the program's inception in August 2012, the Company has invested $143.9 million of capital expenditures to replace 303 miles of qualifying distribution mains, including $16.7 million and $13.3 million of new pipes during 2019 and

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15-15-15-15

2018, respectively. GRIP generated additional gross margin of $0.5 million for the year ended 2019 compared to 2018.

For the year ended December 31, 2019, the Company recorded a reduction in depreciation expense totaling $1.3 million as a result of a Florida PSC approved depreciation study that lowered annual depreciation rates. For the year ended December 31, 2019, the Company also recorded $0.6 million in lower GRIP margin due to a concurrent reduction in surcharges collected from customers as a result of the reduced depreciation rates.

Florida Tax Savings Related to the TCJA
In February 2019, the Florida PSC issued orders authorizing certain of the Company's natural gas distribution operations to retain a portion of the tax savings associated with the lower federal tax rates resulting from the TCJA. In accordance with the PSC orders, the Company recognized $1.3 million in margin during the first quarter of 2019, reflecting the reversal of reserves recorded during 2018. The Company expects the annual savings beginning in 2019 to continue in future years, and recognized additional margin of $1.0 million for the year ended December 31, 2019.

Hurricane Michael
In October 2018, Hurricane Michael passed through Florida Public Utilities Company's ("FPU") electric distribution service territory in Northwest Florida. The hurricane caused widespread and severe damage to FPU's infrastructure resulting in 100 percent of its customers in the Northwest Florida service territory losing electrical service. FPU expended more than $65.0 million to restore service as quickly as possible, which has been recorded as new plant and equipment, charged against FPU’s accumulated depreciation or charged against FPU’s storm reserve. Additionally, amounts currently being reviewed by the Florida PSC for regulatory asset treatment have been recorded as receivables and other deferred charges.
In August 2019, FPU filed a limited proceeding requesting recovery of storm-related costs associated with Hurricane Michael (plant investment and expenses) through a change in base rates. FPU also requested treatment and recovery of certain storm-related costs as a regulatory asset for items currently not allowed to be recovered through the storm reserve as well as the recovery of plant investment replaced as a result of the storm. The Company has proposed an overall return component on both the plant additions and regulatory assets. In the fourth quarter of 2019, FPU along with the Office of Public Counsel in Florida, filed a joint motion with the Florida PSC to approve an interim rate increase, subject to refund, pending the final ruling on the recovery of the restoration costs incurred. The petition was approved by the Florida PSC in November 2019 and interim rate increases were implemented effective January 2020. FPU continues to work with the Florida PSC and expects to reach a final ruling in the second half of 2020.
Weather and Consumption
Weather did not have a material impact on fourth quarter 2019 results, compared to the fourth quarter of 2018. For the full year, weather conditions accounted for decreased gross margin of $4.9 million in 2019 compared to 2018 and $3.4 million compared to Normal temperatures as defined below. The following table summarizes heating degree day ("HDD") and cooling degree day (“CDD”) variances from the 10-year average HDD/CDD ("Normal") for the year and quarter ended December 31, 2019 compared to the same periods in 2018.

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16-16-16-16

HDD and CDD Information

	For the Years Ended December 31,			For the Quarters Ended December 31,
	2019	2018	Variance	2019	2018	Variance
Delmarva
Actual HDD	4,089	4,251	(162)	1,513	1,522	(9)
10-Year Average HDD ("Normal")	4,323	4,379	(56)	1,519	1,533	(14)
Variance from Normal	(234)	(128)		(6)	(11)

Florida
Actual HDD	619	780	(161)	240	273	(33)
10-Year Average HDD ("Normal")	792	800	(8)	260	267	(7)
Variance from Normal	(173)	(20)		(20)	6

Ohio
Actual HDD	5,498	5,845	(347)	1,967	2,138	(171)
10-Year Average HDD ("Normal")	5,983	5,823	160	2,133	2,048	85
Variance from Normal	(485)	22		(166)	90

Florida
Actual CDD	3,200	3,105	95	360	401	(41)
10-Year Average CDD ("Normal")	2,939	2,889	50	314	296	18
Variance from Normal	261	216		46	105
Natural Gas Distribution Growth
New customer growth for the Company's natural gas distribution operations generated $4.7 million of additional margin for the year ended December 31, 2019 compared to 2018. The average number of residential customers served on the Delmarva Peninsula and in Florida increased by approximately 3.7 percent during 2019. Growth in commercial and industrial customers also contributed additional margin during 2019. The details are provided in the following table:

	Gross Margin Increase
(in thousands)	For the Year Ended December 31, 2019
	Delmarva Peninsula	Florida
Customer growth:
Residential	$1,179	$769
Commercial and industrial, excluding the impact of the Northwest Florida expansion project	664	2,106
Total customer growth	$1,843	$2,875

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17-17-17-17

Capital Investment Growth and Associated Financing Plans

The Company's capital expenditures were $199.0 million (including the purchase of certain propane assets of Boulden) for 2019. The following table shows total capital expenditures for the year ended December 31, 2019 by segment and by business line:

For the Year Ended December 31,
(dollars in thousands)	2019
Regulated Energy:
Natural gas distribution	$62,744
Natural gas transmission	62,000
Electric distribution	5,860
Total Regulated Energy	130,604
Unregulated Energy:
Propane distribution (1)	38,347
Energy transmission	11,206
Other unregulated energy	10,481
Total Unregulated Energy	60,034
Other:
Corporate and other businesses	8,348
Total 2019 Capital Expenditures	$198,986
(1) This amount includes $24.5 million for the acquisition of certain propane operating assets of Boulden completed in December 2019.

The following table shows a range of the expected 2020 capital expenditures by segment and by business line:

	Estimate for Fiscal 2020
(dollars in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$72,000	$83,000
Natural gas transmission	83,000	96,000
Electric distribution	5,000	7,000
Total Regulated Energy	160,000	186,000
Unregulated Energy:
Propane distribution	10,000	11,000
Energy transmission	6,000	6,000
Other unregulated energy	6,000	8,000
Total Unregulated Energy	22,000	25,000
Other:
Corporate and other businesses	3,000	4,000
Total 2020 Expected Capital Expenditures	$185,000	$215,000

The capital expenditure projection is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, customer growth in existing areas, regulation, new growth or acquisition opportunities and

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18-18-18-18

availability of capital. Historically, actual capital expenditures have typically lagged behind the budgeted amounts.

Management reaffirms its capital expenditure guidance of $750 million to $1 billion for 2018 to 2022. Through the first two years of the five-year forecast period, the Company has invested $482 million in new capital expenditures.
The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short term borrowings, was 43 percent as of December 31, 2019. The Company seeks to align permanent financing with the in-service dates of its capital projects. The Company may utilize more temporary short-term debt, when the financing cost is attractive, as a bridge to the permanent long-term financing.

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19-19-19-19

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) For the Periods Ended December 31, 2019 and 2018 (in thousands, except shares and per share data)

	Year Ended		Fourth Quarter
	2019	2018	2019	2018
Operating Revenues
Regulated Energy	$343,006	$345,281	$91,405	$92,614
Unregulated Energy	154,150	161,904	45,903	55,886
Other businesses and eliminations	(17,552)	(16,869)	(5,335)	(14,286)
Total Operating Revenues	479,604	490,316	131,973	134,214
Operating Expenses
Regulated energy cost of sales	102,803	121,828	28,351	32,086
Unregulated energy and other cost of sales	51,697	68,342	14,722	19,147
Operations	137,844	132,523	38,284	34,833
Maintenance	15,679	14,387	4,479	3,968
Gain from a settlement	(130)	(130)	—	—
Depreciation and amortization	45,423	40,220	11,812	10,481
Other taxes	20,001	18,303	4,683	4,826
Total operating expenses	373,317	395,473	102,331	105,341
Operating Income	106,287	94,843	29,642	28,873
Other expense, net	(1,830)	(603)	(1,108)	(434)
Interest charges	22,224	16,146	5,642	4,383
Income from Continuing Operations Before Income Taxes	82,233	78,094	22,892	24,056
Income Taxes on Continuing Operations	21,091	21,232	5,723	6,260
Income from Continuing Operations	61,142	56,862	17,169	17,796
Income/(Loss) from Discontinued Operations, Net of tax	(1,391)	(282)	(9)	5
Gain on sale of Discontinued Operations, Net of tax	5,402	—	5,402	—
Net Income	$65,153	$56,580	$22,562	$17,801

Weighted Average Common Shares Outstanding:
Basic	16,398,443	16,369,616	16,403,776	16,378,545
Diluted	16,448,486	16,419,870	16,461,112	16,430,594

Basic Earnings Per Share of Common Stock:
Earnings Per Share from Continuing Operations	$3.73	$3.48	$1.05	$1.09
Earnings/(Loss) from Discontinued Operations	0.24	(0.02)	0.33	—
Basic Earnings per Share of Common Stock	$3.97	$3.46	$1.38	$1.09

Diluted Earnings Per Share of Common Stock:
Earnings Per Share from Continuing Operations	$3.72	$3.47	$1.04	$1.08
Earnings/(Loss) Per Share from Discontinued Operations	0.24	(0.02)	0.33	—
Diluted Earnings Per Share of Common Stock	$3.96	$3.45	$1.37	$1.08

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20-20-20-20

Chesapeake Utilities Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited)

	As of December 31,
Assets	2019	2018
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated energy	$1,441,473	$1,297,416
Unregulated energy	265,209	236,440
Other	39,850	34,585
Total property, plant and equipment	1,746,532	1,568,441
Less: Accumulated depreciation and amortization	(336,876)	(294,089)
Plus: Construction work in progress	54,141	79,168
Net property, plant and equipment	1,463,797	1,353,520
Current Assets
Cash and cash equivalents	6,985	6,089
Accounts receivable (less allowance for uncollectible accounts of $1,337 and $1,058, respectively)	49,562	53,837
Accrued revenue	20,846	22,640
Propane inventory, at average cost	5,824	9,791
Other inventory, at average cost	6,067	7,127
Regulatory assets	5,144	4,796
Storage gas prepayments	3,541	3,433
Income taxes receivable	20,050	15,300
Prepaid expenses	13,928	10,079
Derivative assets, at fair value	—	82
Other current assets	2,879	5,682
Current assets held for sale	—	52,681
Total current assets	134,826	191,537
Deferred Charges and Other Assets
Goodwill	32,668	21,568
Other intangible assets, net	8,129	3,850
Investments, at fair value	9,229	6,711
Operating lease right-of-use assets	11,563	—
Regulatory assets	73,407	72,422
Receivables and other deferred charges	49,579	36,401
Noncurrent assets held for sale	—	7,662
Total deferred charges and other assets	184,575	148,614
Total Assets	$1,783,198	$1,693,671

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21-21-21-21

Chesapeake Utilities Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited)

	As of December 31,
Capitalization and Liabilities	2019	2018
(in thousands, except shares and per share data)
Capitalization
Stockholders’ equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	7,984	7,971
Additional paid-in capital	259,253	255,651
Retained earnings	300,607	261,530
Accumulated other comprehensive loss	(6,267)	(6,713)
Deferred compensation obligation	4,543	3,854
Treasury stock	(4,543)	(3,854)
Total stockholders’ equity	561,577	518,439
Long-term debt, net of current maturities	440,168	316,020
Total capitalization	1,001,745	834,459
Current Liabilities
Current portion of long-term debt	45,600	11,935
Short-term borrowing	247,371	294,458
Accounts payable	54,068	98,681
Customer deposits and refunds	30,939	32,620
Accrued interest	2,554	2,317
Dividends payable	6,644	6,060
Accrued compensation	16,236	13,923
Regulatory liabilities	5,991	7,883
Derivative liabilities, at fair value	1,844	1,604
Other accrued liabilities	12,077	10,081
Current liabilities held for sale	—	48,672
Total current liabilities	423,324	528,234
Deferred Credits and Other Liabilities
Deferred income taxes	180,656	156,820
Regulatory liabilities	127,744	135,039
Environmental liabilities	6,468	7,638
Other pension and benefit costs	30,569	28,513
Operating lease - liabilities	9,896	—
Deferred investment tax credits and other liabilities	2,796	2,968
Total deferred credits and other liabilities	358,129	330,978
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$1,783,198	$1,693,671
(1)Refer to Note 20 and 21 in the Company's Annual Report on Form 10-K for further information.

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22-22-22-22

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended December 31, 2019				For the Three Months Ended December 31, 2018
	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$15,569	$1,587	$8,169	$10,618	$15,647	$1,313	$5,846	$9,450
Commercial	8,087	1,622	6,784	9,416	8,260	1,566	6,491	8,711
Industrial	2,300	3,232	6,753	511	2,274	3,117	5,995	411
Other (1)	5,425	769	356	(2,145)	5,426	883	3,901	298
Total Operating Revenues	$31,381	$7,210	$22,062	$18,400	$31,607	$6,879	$22,233	$18,870

Volumes (in Dts for natural gas and KWHs for electric)
Residential	918,892	92,584	355,510	71,039	962,407	90,091	327,226	65,844
Commercial	977,449	1,157,869	439,246	76,916	947,924	1,192,733	417,254	69,464
Industrial	1,410,990	7,095,966	1,280,375	9,546	1,518,671	6,577,922	1,220,219	3,350
Other	82,532	—	802,196		23,313	—	919,192	1,686
Total	3,389,863	8,346,419	2,877,327	157,501	3,452,315	7,860,746	2,883,891	140,344

Average Customers
Residential	74,884	17,511	58,280	24,759	72,219	16,703	56,181	24,573
Commercial	7,112	1,556	3,959	7,271	6,992	1,550	3,893	7,508
Industrial	169	16	2,455	2	162	17	2,380	2
Other	19	—	12		4	—	12
Total	82,184	19,083	64,706	32,032	79,377	18,270	62,466	32,083

	For the Year Ended December 31, 2019				For the Year Ended December 31, 2018
	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$62,708	$6,232	$32,016	$45,738	$70,466	$5,086	$30,334	$44,788
Commercial	33,070	6,418	26,708	38,254	36,916	6,236	26,993	39,442
Industrial	8,314	12,682	24,520	2,128	8,289	10,911	22,296	1,543
Other (1)	152	3,153	(826)	(8,704)	928	3,108	1,494	(5,970)
Total Operating Revenues	$104,244	$28,485	$82,418	$77,416	$116,599	$25,341	$81,117	$79,803

Volumes (in Dts for natural gas and KWHs for electric)
Residential	3,871,032	352,104	1,392,382	306,445	4,142,567	369,067	1,393,785	307,269
Commercial	3,776,388	4,475,776	1,714,574	310,856	3,792,220	4,719,725	1,722,081	302,687
Industrial	5,358,474	27,768,125	4,968,745	27,929	5,549,387	19,858,336	4,900,998	15,160
Other	220,541	—	2,574,925	—	80,254	—	2,338,815	7,402
Total	13,226,435	32,596,005	10,650,626	645,230	13,564,428	24,947,128	10,355,679	632,518

Average Customers
Residential	73,995	17,262	57,653	24,573	71,322	16,450	55,701	24,686
Commercial	7,097	1,546	3,932	7,243	6,979	1,519	3,915	7,497
Industrial	169	17	2,436	2	157	16	2,312	2
Other	15	—	12	—	5	—	11
Total	81,276	18,825	64,033	31,818	78,463	17,985	61,939	32,185

(1) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.